Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 108 to the Registration Statement on Form N-1A of Fidelity Devonshire Trust: Fidelity Real Estate Investment Portfolio, of our report dated September 10, 2004 on the financial statements and financial highlights included in the July 31, 2004 Annual Report to Shareholders of Fidelity Real Estate Investment Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 27, 2004